Exhibit 99.1
November 14, 2016

HEICO MOURNS PASSING OF DIRECTOR SAMUEL L. HIGGINBOTTOM

Miami, FL - HEICO Corporation (NYSE: HEI.A and HEI) today reported that Samuel L. Higginbottom, a member of the Company’s Board of Directors, passed away at age 95, on November 13, 2016 after fighting some illnesses this year

Sam Higginbottom served on HEICO’s Board since December 1989, where he chaired significant committees, such as Compensation and Stock Option and served on the Board’s Executive and Finance/Audit Committees for many years.

Laurans A. Mendelson, HEICO’s Chairman and Chief Executive Officer, commented, “Sam was a great friend to me, HEICO and so many others. His insight into business, world affairs, education and people were legendary and I counted on him for his wise counsel over the course of several decades. I will deeply miss having his advice and his participation in HEICO, as will many others. He was a key leader and developer of the US aviation and airline industries where he helped usher in the Jet Age.”

Sam enrolled in the US Army Air Corps during World War II and received a Bronze Star for his exemplary service. After returning from the War, he attended and graduated from Columbia University’s School of Engineering and Applied Sciences. Following Columbia, he worked his way up the engineering organization of Trans World Airlines (TWA), eventually becoming Senior Vice President of Engineering and Maintenance. From TWA, he moved to Miami, FL to become President, Chief Operating Officer and a Director of Eastern Airlines in the early 1970s, after which he became Chairman and Chief Executive Officer of Rolls-Royce, Inc., the US affiliate of the aircraft engine manufacturer, and a member of the Board of Directors of Rolls-Royce PLC. In 1986, Mr. Higginbottom returned to Miami after retiring from Rolls-Royce.

In addition to his nearly 27-year service on HEICO’s Board, Sam had served on the Board of Directors of British Aerospace Holdings, Inc., one of the world’s largest aerospace firms, which is now known as BAE Systems. He had also been a Director of First National Bank of Miami (Florida’s largest bank which later became Southeast Bank, and is now part of Wells Fargo) and AmeriFirst Bank (which, at the time, was Florida’s largest savings and loan bank).

Mr. Higginbottom also served as Chairman of the Board of Trustees of Columbia University from 1982 until 1989, and was a University Trustee for four years prior to becoming Chairman. He received the school’s Egleston Medal for Distinguished Engineering Achievement. Mr. Higginbottom served as Vice Chairman of the Board of Trustees of St. Thomas University in Miami Gardens, FL. Mr. Higginbottom was named an Honorary Commander of the British Empire by Queen Elizabeth II and he received numerous industry awards.

Mr. Mendelson added, “Sam was devoted to his family, including Jana, his wife of nearly 20 years, and Fair, his wife of almost 50 years who passed away in 1997. Sam was a wonderful father to S.L. Higginbottom, Fair Higginbottom and Rowan Maclaren and stepfather to Guilherme, Geana and Bruna Sieburger. He had 23 grandchildren and great-grandchildren.

Following Mr. Higginbottom’s passing, the Company’s Board consists of 10 members, 7 of whom are considered “independent” or “outside” directors under applicable New York Stock Exchange rules.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

CONTACT: Laurans A. Mendelson (305) 374-1745